Exhibit 10.16
EXECUTION COPY
AMENDMENT AND WAIVER
TO EQUIPMENT LEASE AGREEMENT
          This AMENDMENT AND WAIVER, dated as of January 19, 2011 (this “Amendment and Waiver”), to the Equipment Lease Agreement, dated as of June 24, 2010 (as amended, supplemented or otherwise modified from time to time, the “Equipment Lease Agreement”), between CHICOPEE, INC., a Delaware corporation (the “Lessee” or the “Company”) and GOSSAMER HOLDINGS, LLC, a Delaware limited liability company (the “Lessor”).
W I T N E S S E T H:
          WHEREAS, the Company has requested certain amendments and waivers to the Equipment Lease Agreement;
          WHEREAS, the Company has requested to terminate the Letter of Understanding; and
          WHEREAS, the Lessor is willing to consent to the requested amendments and waivers and hereby terminate the Letter of Understanding on the terms and conditions contained herein;
          NOW THEREFORE, the parties hereto hereby agree as follows:
          1. Defined Terms. Unless otherwise defined herein, terms defined in the Equipment Lease Agreement and used herein shall have the meanings given to them in the Equipment Lease Agreement.
          2. Amendments to Equipment Lease Agreement. The Equipment Lease Agreement is hereby amended by:
          (a) deleting the first sentence of Section 17(b)(viii) in its entirety and inserting in lieu thereof the following:
“Lessee shall (i) maintain at all times from the date hereof through the Basic Term Commencement Date each Acceptable Letter of Credit for the benefit of Lessor required to be delivered to Lessor on or prior to the date of the initial Advance and (ii) maintain at all times from the date of initial issuance thereof until the date occurring five years thereafter, each Supplemental Letter of Credit, in each case in order to secure the Lessee’s obligations under this Agreement.”
          (b) deleting Section 12(a)(xi) in its entirety and inserting in lieu thereof the following:
“(xi) (A) any dissolution, termination of existence, merger or consolidation of the Lessee or any Guarantor (other than the merger of PGI as contemplated by the Transactions (as defined in the Credit Agreement (as such term is defined after giving effect to the Amendment and Waiver))); provided that (1) the Lessee or any Guarantor may merge or consolidate with or into the Lessee or any Guarantor if immediately before and after giving effect to such merger or consolidation, no Default exists or would result therefrom and (2) (A) so long as after giving effect to such merger or consolidation there is no Change of Control (without giving effect to the proviso in the definition thereof) and (B) immediately before and after giving effect to any merger or consolidation described in this proviso, no Default exists or would result therefrom, (I) the Lessee or any Guarantor may merge or consolidate with or into any other direct or indirect wholly-owned U.S. domestic Subsidiary of any Guarantor and (II) the Lessee or any Guarantor may merge or consolidate with or into any other Person provided that any merger or consolidation permitted by clause (I) or (II) above shall be subject to the satisfaction of the following additional conditions: (i) the surviving entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (ii) the surviving entity is engaged in Similar Business, (iii) the surviving entity shall, as applicable, expressly assume all the obligations of the Lessee under this Agreement and the other Operative Documents to which the Lessee is a party or all obligations of such Guarantor under the Guaranty and the other Operative Documents to which such Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to Lessor, (iv) such merger or consolidation complies with Applicable Laws in all material respects, (v) after giving effect to such merger or consolidation, PGI is in compliance (on a pro forma basis) with the financial covenants set forth in Appendix II of this Agreement, (vi) the Lessor shall have received a reaffirmation of guaranty duly executed by each Guarantor confirming that its guaranty continues to apply to the Lessee’s or its surviving entity’s obligations under this Agreement and the other Operative Documents, (vii) the Lessee shall have delivered to Lessor an Officer’s Certificate, and, with respect to any merger or consolidation described in clause (II) above, an opinion of counsel, in each case stating that such merger or consolidation and such supplement to this Agreement or any Guaranty comply with this Agreement (except that such opinion of counsel will not cover compliance with clauses (iv) and (v) above) and (viii) the Lessee shall have delivered to Lessor an Officer’s Certificate certifying that the representations and warranties of such entity set forth in this Agreement and each other Operative Document to which it is a party are true and correct on and as of the date of such merger or consolidation (or to the extent such representations and warranties specifically relate to an earlier date such representations and warranties are true and correct as of such earlier date);
(B) any Change of Control has occurred; or
(C) either the Lessee or any Guarantor sells or leases all, or substantially all, of its assets to any Person, other than Blackstone.”
          3. Amendments to Appendix I. Appendix I of the Equipment Lease Agreement is hereby amended by:
(a) deleting the last sentence of the definition of “Affiliate”.
(b) deleting the definition of “Credit Agreement” in its entirety and inserting in lieu thereof the following:

          “Credit Agreement” shall mean the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time) to be dated as of the Closing Date (as defined therein) among Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation (to be merged with and into PGI), as the lead borrower, the other borrowers from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, the other agents listed therein and each lender from time to time party thereto. References to the Credit Agreement or any terms defined therein shall mean the Credit Agreement as in effect as of the Amendment and Waiver Effective Date without regard to any subsequent amendments, supplements or modifications thereto.
          (c) amending the definition of “Documents” to delete the words “the Letter of Understanding”.
          (d) deleting the definition of “Letter of Understanding” in its entirety.
          (e) deleting the definition of “MattlinPatterson” in its entirety.
          (f) amending the definition of “Operative Documents” to delete the words “the Letter of Understanding”.
          (g) amending the definition of “Permitted Liens” to delete the word “and” before clause (vii) thereof and adding the following new clause (viii):
          “and (viii) any Liens with respect to the Site or the Facility permitted under the Credit Agreement or the Indenture (as defined in Appendix II hereto) provided that a SNDA is duly executed by each mortgagee of the Site.
(h) adding the following new definitions, to appear in proper alphabetical order:
          “Amendment and Waiver” shall mean the Amendment and Waiver, dated as of January 19, 2011, to the Equipment Lease Agreement, dated as of June 24, 2010 (as amended, supplemented or otherwise modified from time to time) between the Company and the Lessor.
          “Amendment and Waiver Effective Date” has the meaning specified in Section 7 of the Amendment and Waiver.
          “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates and funds or partnerships managed by them or any of their Affiliates, but not including any of their portfolio companies.
          “Change of Control” means (a) prior to any initial public offering of Lessee or any Guarantor (or any newly-formed Affiliate of any Guarantor formed to be the issuer in such initial public offering), Blackstone ceases to own, directly or indirectly, on a fully-diluted basis, more than 50% of the aggregate shares of voting stock of PGI and (b) after any initial public offering of Lessee or any Guarantor (or any newly-formed Affiliate of any Guarantor formed to be the issuer in such initial public offering), Blackstone ceases to own, directly or indirectly, on a fully-diluted basis, more than 30% of the aggregate shares of voting stock of PGI and, no other Person or group of Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) own, directly or indirectly, on a fully-diluted basis, more than the aggregate shares of voting stock of PGI then held by Blackstone; provided however, that a “Change of Control” shall not be deemed to have occurred following an event described in clause (b) of this definition if, within ten (10) Business Days following the occurrence of such event, Lessee (1) delivers to Lessor a new Supplemental Letter of Credit (which letter of credit shall be in addition to any existing letters of credit that have been issued to Lessor on behalf of Lessee and remain in full force and effect) or (2) elects to have the definition of Total Leverage Ratio set forth on Appendix II to this Agreement automatically amended as of such date of election (without any further action by Lessee or Lessor) to read as follows:
“Total Leverage Ratio. The Total Leverage Ratio as of the end of any fiscal quarter of PGI for which financial statements are available shall not exceed for the fiscal quarter ending immediately prior to the date of the event described in clause (b) of the definition of Change of Control (the Total Leverage Ratio for such fiscal quarter being calculated on a pro forma basis to reflect such Change of Control) and for each fiscal quarter thereafter, 3.50 to 1.00.”
          “Indenture” means the Indenture, to be dated as of the Issue Date (as defined therein), between PGI (as survivor of the merger with Scorpio Merger Sub Corporation), the guarantors party thereto and Wilmington Trust Company, as trustee, together with the initial Supplemental Indenture executed following the Issue Date (as defined therein). References to the Indenture or any terms defined therein shall mean the Indenture as in effect as of the Amendment and Waiver Effective Date without regard to any subsequent amendments, supplements or modifications thereto.
          ”Similar Business” means any business conducted or proposed to be conducted by the Lessee, any Guarantor or any of their respective subsidiaries on the date hereof or any business that is similar, related, incidental, ancillary or complementary thereto.
          “Supplemental Letter of Credit” means an Acceptable Letter of Credit issued to Lessor on behalf of the Lessee having as of the date of issuance a stated amount of not less than $2,500,000.
          4. Amendment to Appendix II. Appendix II is hereby amended by deleting Appendix II in its entirety and inserting in lieu thereof the new Appendix II attached as Exhibit A hereto.
          5. Waivers.
          (a) The Lessor hereby agrees that the Transactions (as defined in the Credit Agreement (as such term is defined after giving effect to this Amendment and Waiver)) shall not constitute a Default under Section 12(a)(xi) of the Equipment Lease Agreement or a default under any other Operative Document and waives its rights and remedies set forth in Section 12 of the Equipment Lease Agreement or under any other Operative Document with respect to any Default under Section 12(a)(xi) of the Equipment Lease Agreement or any default under any other Operative Documents resulting solely from the Transactions (as defined in the Credit Agreement (as such term is defined after giving effect to this Amendment and Waiver)).
          (b) The Lessor hereby consents to and waives the confidentiality provisions under Section 22 of the Equipment Lease Agreement or otherwise under any of the other Operative Documents for the purpose of disclosing the material terms and provisions of the Equipment Lease Agreement or the Equipment Lease or the transactions contemplated thereby in the offering memorandum or other marketing materials used in connection with the offering of the Senior Secured Notes (as defined in the Credit Agreement (as such term is defined after giving effect to this Amendment and Waiver)) or any registration statements under the Securities Act of 1933, as amended, or any filing under the Securities Exchange Act of 1934, as amended, in each case that are related to the offering of such Senior Secured Notes. The Lessor hereby consents to filing of the Equipment Lease Agreement and/or any of the other Operative Documents, including without limitation, the Equipment Lease as exhibits to any such registration statement or filing so long as such agreements are required to be filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder; provided that the Company shall cause PGI to use commercially reasonable efforts to seek from the Securities and Exchange Commission confidential treatment of the pricing terms of the Equipment Lease Agreement and/or any of the other Operative Documents, including without limitation, the Equipment Lease to be included as exhibits to any such registration statement or filing.
          6. Termination of Letter of Understanding. Each party hereby agrees that the Letter of Understanding is so terminated and each party is released from all further rights and obligations under the Letter of Understanding.
          7. Effectiveness. This Amendment and Waiver shall become effective as of the date (the “Amendment and Waiver Effective Date”) on which the following conditions have been satisfied:
(a) the Lessor shall have received counterparts hereof duly executed by the Company and the Lessor;
          (b) the Lessee shall have paid to the Lessor the fees described in that certain fee letter dated as the date hereof, which fees are fully earned and non-assessable as of the Amendment and Waiver Effective Date;
          (c) the Transactions (as defined in the Credit Agreement (as such term is defined after giving effect to this Amendment and Waiver)) shall have occurred;
          (d) on the Amendment and Waiver Effective Date, the Lessor shall have received a Supplemental Letter of Credit;
          (e) the Lessor shall have received a reaffirmation of guaranty in form and substance satisfactory to Lessor duly executed by each Guarantor;
          (f) the Lessor shall have received a copy of the Credit Agreement (as such term is defined after giving effect to this Amendment and Waiver) and the Indenture (as such term is defined after giving effect to this Amendment and Waiver), in each case together with an Officer’s Certificate of PGI certifying that each such document is a true, correct and complete copy thereof; and
          (g) the Lessor shall have received from each of Citibank, N.A., as administrative agent and collateral agent under the Credit Agreement (as such term is defined after giving effect to this Amendment and Waiver)) and Wilmington Trust Company, as trustee, a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit B.

          8. Representations and Warranties. The Lessee hereby represents and warrants that, on and as of the Amendment and Waiver Effective Date, after giving effect to this Amendment and Waiver:
          (a) The Lessee is in good standing under the laws of the state of its jurisdiction of incorporation.
          (b) The Lessee is duly authorized to execute and deliver this Amendment and Waiver and is duly authorized to perform its obligations hereunder.
          (c) The execution, delivery and performance by the Lessee of this Amendment and Waiver do not and will not (i) require any consent or approval of any federal, state, local or municipal governmental authority or any other entity or person, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect or (ii) (A) violate any judgment, order, law, regulation, or rule applicable to Lessee or any provision of Lessee’s charter or bylaws or (B) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance (other than Permitted Liens) upon the Operative Documents or any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreements or other material instrument (other than the Equipment Lease Agreement) to which the Lessee is a party.
          (d) This Amendment and Waiver is the legal, valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.
          (e) No Default has occurred and is continuing; and
          (f) Each of the representations and warranties of the Lessee in the Equipment Lease Agreement is true and correct in all material respects, on and as of the Amendment and Waiver Effective Date with the same effect as though made on and as of the Amendment and Waiver Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).
          9. Continuing Effect. Except as expressly amended hereby, the Equipment Lease Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. From and after the date hereof, all references in the Equipment Lease Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall be to the Equipment Lease Agreement as amended hereby. This Amendment and Waiver shall constitute an Operative Document for purposes of the Equipment Agreement and the other Operative Documents.
          10. Counterparts. This Amendment and Waiver may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment and Waiver by facsimile transmission or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

          11. Headings. Section headings used in this Amendment and Waiver are for convenience of reference only, are not part of this Amendment and Waiver and are not to affect the constructions of, or to be taken into consideration in interpreting, this Amendment and Waiver.
          12. GOVERNING LAW. THIS AMENDMENT AND WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be executed and delivered by their duly authorized officers as of the date first written above.

CHICOPEE, INC.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

[Signature Page to Amendment and Waiver — Equipment Lease Agreement]

GOSSAMER HOLDINGS, LLC BY: GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE, its member
By:	/s/ Brian E. Miner
	Name:	Brian E. Miner
	Title:	Duly Authorized Signatory

BY: ING SPUNMELT HOLDINGS LLC, its member
By:	/s/ Jerry L. McDonald
	Name:	Jerry L. McDonald
	Title:	Director

[Signature Page to Amendment and Waiver — Equipment Lease Agreement]

EXHIBIT A
Appendix II
to Equipment Lease Agreement
Financial Covenants
Interest Expense Coverage Ratio. The Interest Expense Coverage Ratio as of the end of any fiscal quarter of PGI for which financial statements are available shall not be less than (a) for the fiscal quarter ending April 2, 2011 and each fiscal quarter thereafter through the end of fiscal year 2015, 2.00 to 1.00 and (b) for each fiscal quarter thereafter, 2.50 to 1.00.
Total Leverage Ratio. The Total Leverage Ratio as of the end of any fiscal quarter of PGI for which financial statements are available shall not exceed (a) for the fiscal quarter ending April 2, 2011 and each fiscal quarter thereafter through the end of fiscal year 2012, 4.85 to 1.00, (b) from and after the end of fiscal year 2012 through the end of fiscal year 2013, 4.50 to 1.00, (c) from and after the end of fiscal year 2013 through the end of fiscal year 2014, 4.25 to 1.00, (d) from and after the end of fiscal year 2014 through the end of fiscal year 2015, 4.00 to 1.00 and (e) thereafter, 3.75 to 1.00.
“Interest Expense Coverage Ratio” means, with respect to PGI and its subsidiaries on a consolidated basis, as of the end of any fiscal quarter of PGI ending on such date, the ratio of (a) EBITDA for the latest four consecutive fiscal quarters for which financial statements are available to (b) Consolidated Interest Expense for the latest four consecutive fiscal quarters for which financial statements are available.
“Total Leverage Ratio” means, with respect to PGI and its subsidiaries on a consolidated basis, as of the end of any fiscal quarter of PGI ending on such date, the ratio of (a) Total Debt as of such date of determination to (b) EBITDA for the latest four consecutive fiscal quarters for which financial statements are available.
“Total Debt” means as of any date of determination, the aggregate principal amount of all Indebtedness (including, without limitation, all letters of credit, but excluding for all purposes indebtedness attributable to the Site Lease) listed on the balance sheet of PGI and its subsidiaries as of the most recent financial statement available, determined on a consolidated basis in accordance with generally accepted accounting principles.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
     (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness and excluding (t) penalties and interest relating to taxes; (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) any Additional Interest and any “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus
     (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
     (3) interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
     (1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction); severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; other restructuring costs; and commercial service fees and public company costs not expected to continue after the Transactions shall be excluded,
     (2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,
     (3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
     (4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,
     (5) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
     (6) solely for the purpose of determining the amount available for Restricted Payments under the restricted payments covenant in the Indenture (as defined below) the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
     (7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill and other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
     (8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,
     (9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,
     (10) any non-cash compensation or similar charge or expense or reduction of revenue, including any such charge or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management, other employees or business partners of Parent or the Company or any of their direct or indirect parent companies or subsidiaries shall be excluded,
     (11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance, repayment or amendment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction including, without limitation, any non-cash expenses or charges recorded in accordance with GAAP relating to equity interests issued to non-employees in exchange for services provided in connection with any acquisition or business arrangement (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) shall be excluded,
     (12) accruals and reserves that are established or adjusted within twelve months of the Issue Date that are so required to be established or adjusted as a result of the Transaction in accordance with GAAP or changes as a result of a modification of accounting policies shall be excluded, and

     (13) the following items shall be excluded:
     (a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of ASC 815 Derivatives and Hedging; and
     (b) foreign currency and other non-operating gain or loss and foreign currency gain (loss) included in other operating expenses including any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (as defined below).
Notwithstanding the foregoing, for the purpose of the restricted payments covenant in the Indenture (as defined below) only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period
     (1) increased (without duplication) by the following, in each case (other than clauses (h), (j) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
     (a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes of such Person paid or accrued during such period deducted and not added back in computing Consolidated Net Income; plus
     (b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

     (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
     (d) the amount of any restructuring charges, integration costs, retention charges, stock option and any other equity-based compensation expenses, start-up or initial costs for any individual new production line, division or new line of business; or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, costs associated with establishing new facilities, deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions before or after the Issue Date and costs related to the closure and/or consolidation of facilities; plus
     (e) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
     (f) income attributable to non-controlling interests in Subsidiaries to the extent deducted (and not added back) in such period in calculating Consolidated Net Income; plus
     (g) the amount of management, monitoring, consulting, customary transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsors Management Agreement or otherwise to the Investors to the extent otherwise permitted under the affiliate transactions covenant in the Indenture (as defined below) (and similar fees paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus
     (h) the amount of net cost savings, synergies and operating expense reductions projected by the Company in good faith to be realized as a result of actions initiated or to be initiated or taken on or prior to the date that is 12 months after the Issue Date or 12 months after the consummation of any acquisition, amalgamation, merger or operational change or other action, plan or transaction and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and quantifiable, (y) no cost savings shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing “EBITDA” for such period and (z) the aggregate amount added back pursuant to this clause (h) included in any four quarter period shall not exceed the greater of $20.0 million and 10.0% of EBITDA for such four quarter period; provided, further, that the adjustments pursuant to this clause (h) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio;” plus

     (i) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the affiliate transactions covenant in the Indenture (as defined below); plus
     (j) (i) lease expense for the use of land, building and equipment of Tesalca-99, S.A. and Texnovo, S.A. in connection with the purchase of certain assets by the Company as of November 30, 2009 (the “Tesalca-Texnovo Acquisition”); (ii) losses incurred as a result of the Tesalca-Texnovo Acquisition for the period from November 30, 2009 through January 2, 2010; and (iii) the annualized EBITDA attributable to each of Tesalca-99, S.A. and Texnovo, S.A. after giving effect to the Tesalca-Texnovo Acquisition; plus
     (k) annualized incremental EBITDA contribution of the Company’s spunmelt lines in San Luis Potosi, Mexico and Cali, Columbia, in each case, based on the actual run-rate performance for the third quarter of 2010;
     (2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.
     “Indebtedness” means, with respect to any Person, without duplication:
     (1) any indebtedness of such Person, whether or not contingent:
     (a) in respect of borrowed money;
     (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
     (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
     (d) representing net obligations under any Hedging Obligations; if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
     (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

     (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) any obligations under or in respect of Receivables Facilities, Factoring Program, operating leases, or Sale and Lease-back Transactions (except any resulting Capitalized Lease Obligations).
Notwithstanding the foregoing definitions of “EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income” and “Indebtedness”, the parties agree that if such definitions are modified or supplemented in the Indenture after the Amendment and Waiver has been executed and delivered, this Appendix II shall be amended to effect such modifications and supplements, effective upon receipt of the Lessor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).
For purposes of this Appendix II, all additional definitions necessary to calculate or determine “EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income” and “Indebtedness” shall have the meanings ascribed to such terms in the Indenture and all such additional definitions necessary to calculate or determine “EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income” and “Indebtedness” are hereby incorporated by reference as if such definitions were set forth in this Appendix II in full.

EXHIBIT B
Form of Subordination, Non-Disturbance and Attornment Agreement
See attached.